Exhibit 99.1

OSG

Overseas Shipholding Group, Inc.                                                                                           Press Release

For Immediate Release

OSG ANNOUNCES THE NAMING OF THE WORLD'S LARGEST, MOST ADVANCED LIQUEFIED NATURAL GAS VESSELS

ULSAN, SOUTH KOREA - September 10, 2007 - Overseas Shipholding Group, Inc. (NYSE: OSG) announced today the naming of the LNG Carrier Al Gattara, heralding a new generation of Q-Flex Liquefied Natural Gas (LNG) carriers - the world's safest, most advanced and largest ships to transport this critical energy source. This vessel is the first in a series of four sister ships to be delivered to OSG Nakilat, the joint venture between OSG and Qatargas Transport Company (Nakilat).

The ship's sponsor, Mrs. Cathy Houston, wife of Dennis Houston, Executive Vice President, ExxonMobil Refining and Supply Company, will officially name the Al Gattara in a ceremony today at the Hyundai Heavy Industries shipyard. The second ship in the new fleet, the Tembek, constructed by Samsung Heavy Industries in Geoje Island, South Korea, will be named on Tuesday, September 11. Mrs. Naomi Campbell, spouse of Mr. Angus Campbell, Head of OSG's Gas Strategic Business Unit, will be the ship's sponsor.

"With crude oil being pumped to capacity, energy costs climbing higher and world energy demand increasing rapidly, natural gas is growing in importance to the worldwide energy supply chain," Mr. Campbell said. "LNG is an attractive clean energy source for major markets such as the United States, Europe and Asia that are looking to reduce the environmental impact of burning coal or fuel oil for power generation."

OSG Nakilat's fleet of LNG carriers can each transport 216,000 cubic meters of LNG, approximately 40 percent more than the standard LNG vessels in service today. In addition, this new generation of LNG vessels has significantly lower energy requirements than conventional LNG vessels due to economies of scale created by their size and the efficiency of the engines. OSG's Q-Flex LNG ships employ some of the most advanced technology currently available, including a first-of-its-kind on-board reliquefaction plant, which cools boil-off gas and converts it back to liquid for return to the tanks. Safety features include redundant systems such as dual propellers and rudders and environmentally friendly, low-emission electronically controlled diesel engines.

LNG is natural gas that at a treatment and liquefaction site is cooled to -161 degrees Celsius, at which point it condenses to a liquid. The liquefaction process reduces the volume of the gas by approximately 600 times, which makes it economical to transport in specially designed gas carriers. Upon reaching its destination at a storage and regassification terminal, the fuel is warmed and returned to a gaseous state.

Morten Arntzen, President and CEO of OSG commented, "OSG continues to diversify its business by moving into new and related markets and LNG, one of the fastest areas of energy growth, presents us with tremendous opportunities to expand." Arntzen continued, "This new class of LNG carriers is unique and has been designed and constructed using all advanced technology that is available today. Building on our reputation as a leading provider of safe, clean, reliable energy transportation services, we look forward to a long-term partnership with Qatargas. This is a momentous occasion for OSG."

About OSG
Overseas Shipholding Group, Inc. (NYSE: OSG) is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies, with offices in Athens, Houston, London, Manila, Montreal, Newcastle, New York City, Philadelphia, Singapore and Tampa. More information is available at www.osg.com.

Investor Contact: Jennifer L. Schlueter
Overseas Shipholding Group, Inc.
Corporate Communications and Investor Relations
Telephone: +1 212 578.1634
Email: jschlueter@osg.com

Press Contact: Jeff Fox
APCO Worldwide
Telephone: +1 212 300.1808
Email: jfox@apcoworldwide.com

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